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CONTACT:

Norris Battin
E-mail: nbattin@usa.net
888-822-2660

FOR IMMEDIATE RELEASE

                      COOPER COMPANIES TO REPURCHASE SHARES

              REMAINS COMFORTABLE WITH ANALYSTS' EARNINGS CONSENSUS

        IRVINE, Calif., September 3, 1998--The Cooper Companies, Inc., (NYSE/PCX: COO) announced today that its Board of Directors has authorized the purchase of up to one million shares of its common stock. The shares will be purchased in open market regular or block transactions from time to time as market conditions warrant.

        A. Thomas Bender, Cooper's president and chief executive officer said, "We believe that investing in our shares at this time is a sound decision. Also, in the face of the recent decline in the stock price, I want to reiterate that we continue to be confident of achieving analysts' consensus earnings estimates for our fourth fiscal quarter ending this October 31, and for fiscal 1999. Just last week we reported strong earnings for the third quarter--12% above analyst's expectations--and outlined for investors the growth strategies for each of our businesses. We are committed to executing these strategies and continue to believe in their viability."

        During its conference call with investors last week, Cooper reviewed its strategy in the soft contact lens market noting that its strong position in the high margin toric segment of the U.S. market (toric lenses correct astigmatism) differentiates it from competitors who are facing sluggish growth in the more commodity-like spherical lens segment. Through the first nine months of its fiscal year, Cooper's contact lens sales--excluding the sales of a recent acquisition in the U.K.--have grown 36%. The U.S. market, according to independent market research, is up only 2% through the first half of the year. If sales of Aspect Vision Care, Ltd., acquired by Cooper in December, 1997 to expand its overseas presence, are included, contact lens sales in this period have grown 91% to $85.8 million.

        Forward-Looking Statements

        Statements in this release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms and reflect the Company's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of the Company's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure to address the Year 2000 issue, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from stock issuances or acquisitions, regulatory issues, changes in reimbursement rates and payor mix, significant environmental clean-up costs more than those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.





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        The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

          NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.





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